BlackRock Long-Horizon Equity Fund (the “Fund”)

77Q1(a):

Copies of any material amendments to the Registrant’s charter or by-laws

Attached please find as an exhibit to Sub-Item 77Q1(a) of Form N-SAR, a copy of the Certificate of Amendment to Certificate of Trust of the Fund relating to the Fund’s name change dated October 15, 2012 and filed with the Secretary of State of Delaware.

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Exhibit 77Q1(a)

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